SEPARATION AGREEMENT AND WAIVER AND GENERAL RELEASE OF ALL CLAIMS

THIS Separation Agreement and Waiver and General Release of All Claims (“Agreement”), dated as of November 3, 2025 (the “Effective Date”), is made and entered into by and between Kimberly Ashmun (“Executive”) and STANDARDAERO COMPONENT SERVICES, INC. (”Company”). Executive and Company are individually referred to herein each as a “Party,” and are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Company has employed Executive as President, Components and Accessories, at Company’s facility located in Cincinnati, Ohio;

WHEREAS, incident to Executive’s employment with Company, Executive executed that certain “Employee Confidentiality, Innovation, and Proprietary Rights Agreement” (the “Confidentiality Agreement”) and that certain “Mutual Arbitration Agreement” (the “Arbitration Agreement”);

WHEREAS, Executive has received certain equity-based awards which are set forth on Exhibit A hereto (the “Equity Award Table” and such awards, collectively, the “LTIP Awards”), which, in each case, were granted under, and subject to, the Dynasty Parent Holdings, L.P. and Dynasty Parent Co., Inc. 2019 Long-Term Incentive Plan or the StandardAero, Inc. 2024 Incentive Award Plan and an award agreement thereunder (together, the “Equity Agreements”);

WHEREAS, Executive has entered into Restrictive Covenant Agreements dated September 15, 2022 and August 3, 2023 (collectively, the “Restrictive Covenant Agreements”);

WHEREAS, Executive and Company mutually desire that Executive’s employment with Company shall terminate effective as of the Separation Date (defined below);

WHEREAS, Executive and Company, in order to settle, compromise, and fully and finally release any and all claims and potential claims against Company and the Released Parties (as defined herein) arising out of Executive’s employment and the cessation thereof, have agreed to resolve these matters on the terms and conditions set forth herein; and

WHEREAS, Executive acknowledges that Executive is waiving rights and claims described herein in exchange for consideration in addition to anything of value to which Executive is already entitled.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants and understandings contained herein, the Parties agree as follows.

1. Recitals. The recitals set forth above are true, accurate, and correct, and are incorporated into this Agreement by this reference and made a material part of this Agreement.

2. Employment Transition.

(a) Position Resignation. Effective as of September 22, 2025, Executive shall cease to serve as President, Components and Accessories, and hereby resigns from such position and any other director or officer position with Company or its affiliates. Executive’s employment with Company shall terminate, and Executive will cease to be employed by Company, effective as of December 31, 2025, unless earlier terminated by Company or Executive (the actual date of Executive’s termination of employment with Company, the “Separation Date”). From and after the Separation Date, Executive shall cease to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary, or otherwise) with, and shall

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cease to exercise or convey any authority (actual, apparent, or otherwise) on behalf of, Company or any of its subsidiaries or affiliates.

(b) Transition Period. From the Effective Date until the Separation Date (the “Transition Period”), Executive shall provide transition services and other services related thereto to Company as are reasonably requested by Company from time to time to assist with Executive’s transition (the “Transition Services”). The Transition Services to be provided by Executive during the Transition Period shall include, without limitation, finalizing transition-related messaging with Company’s executive team, informing Company team members and Company’s executive team, assisting any successor to fulfill the duties associated with Executive’s former role and transitioning Executive’s assignments, matters and duties to such successor. During the Transition Period, Executive shall follow all lawful directives of Company’s Chief Operating Officer and Chief Human Resources Officer, and shall execute any additional documents or instruments reasonably requested by Company to effectuate the matters described in this Paragraph 2. Notwithstanding the foregoing, Executive’s employment with Company will at all times remain terminable by either Executive or Company at will and nothing in this Agreement confers upon Executive any right to continue to serve as an employee or other service provider of Company or interferes with or restricts the rights of Company to discharge or terminate the services of Executive at any time for any or no reason, with or without cause. Executive acknowledges that Company’s obligations under this Agreement are subject to Executive providing Transition Services through December 31, 2025 and Executive’s compliance with the terms of this Agreement. During the Transition Period, Executive will continue to be paid Executive’s base salary and will continue to participate as an active employee in all applicable employee benefit plans and arrangements of Company and its subsidiaries in accordance with their terms. Executive acknowledges and agrees that Executive’s right to receive Executive’s base salary and Executive’s right to continue to participate as an active employee in all applicable employee benefit plans and arrangements of Company and its subsidiaries in accordance with their terms is contingent upon Executive’s continued service as an employee of Company in good standing through December 31, 2025, and therefore further acknowledges and agrees that if Executive’s employment with Company terminates prior to December 31, 2025, Executive shall not receive base salary following the Separation Date and Executive’s right to participate in Company benefit plans and arrangements following the Separation Date shall be those rights applicable to terminated employees of Company.

3. Consideration.

(a)
Subject to (i) Executive’s continued performance of Transition Services through December 31, 2025, (ii) Executive’s execution and delivery to Company of this Agreement; (iii) Executive’s execution and delivery to Company of the release of claims attached hereto as Exhibit B (the “Bring-Down Release”) on (and not prior to) the Separation Date and the Bring-Down Release becoming effective and irrevocable (and any payments that would otherwise be made before the date that the Bring Down Release becomes effective and irrevocable shall instead be accumulated and paid on the first regular payroll date occurring on or after such date); and (iv) Executive’s continued compliance with this Agreement and each non-competition, non-solicitation, non-disparagement, confidentiality, assignment of inventions covenants and other similar covenant to which Executive is subject (including any Restrictive Covenant Agreement), in consideration of the covenants, promises, and understandings reached by the Parties to this Agreement, including, without limitation, the release of all claims provided by Executive in Paragraph 5 below and the Bring-Down Release, Company will provide the following payments and benefits:

(i)
cause to be paid to Executive the gross amount of Two Hundred Twenty-Two Thousand Five Hundred Dollars and Zero Cents ($222,500.00), which is a gross amount equal to six (6) months gross pay at Executive’s annualized base salary as of the Separation Date, to be paid to Executive in a single lump sum payment, less applicable federal, state, and local withholdings, on the next regular Company payroll date following the effective date of the Bring-Down Release via direct deposit (if Executive is enrolled in direct deposit) or via manual check (if Executive is not enrolled in direct deposit);

(ii) the Equity Award Table sets forth all of the equity or equity-based compensation awards or other equity or equity-based interests in StandardAero, Inc. (“Parent”) and each

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of its subsidiaries and affiliates that are held by Executive (either beneficially, directly or indirectly). The Parties hereto acknowledge and agree that, notwithstanding anything to the contrary in the terms of the Equity Agreements, (i) each LTIP Award will be amended solely as to the number of underlying shares identified in the Equity Award Table under the column “Specified Portion” (“Specified Portion”) so that the Specified Portion shall remain outstanding and shall vest immediately prior to a “Liquidity Event” (as defined in the applicable Equity Agreement), disregarding any performance-based vesting conditions or continued employment requirement and (ii) all other LTIP Awards or portions thereof (other than the Specified Portion) shall be forfeited upon the Separation Date for no consideration. For the avoidance of doubt, if Executive has breached any non-competition, non-solicitation, non-disparagement, confidentiality, assignment of inventions covenants or other similar covenants to which Executive is subject (including any Restrictive Covenant Agreement) and fails to cure such breach within thirty (30) days of receiving written notice from the Company regarding such alleged breach, the Specified Portion shall also be automatically forfeited for no consideration; and

(iii) in addition to the foregoing, address Executive’s incentive compensation under Company’s (or a Company affiliate’s) Annual Incentive Program (“AIP”) for 2025 as follows. Executive acknowledges and agrees that the AIP and Company’s policies and practices with respect to incentive compensation under the AIP require that to receive incentive compensation under the AIP for a particular calendar year, an employee must be both employed for the full calendar year to which the AIP payment relates and that the employee be employed by Company on the date that the AIP payment for that calendar year is paid in the ordinary course of Company’s business. Executive further acknowledges and agrees that because as of the Separation Date, Company will not have paid AIP payments for calendar year 2025 in the ordinary course of Company’s business, Executive is neither entitled nor eligible to receive any incentive compensation payment for calendar year 2025 under the AIP. Notwithstanding that Executive is not and will not be entitled or eligible to receive any incentive compensation payment for calendar year 2025 under the AIP, in recognition of Executive’s service to Company in calendar year 2025, and as additional consideration for the release of all claims provided by Executive in Paragraph 5 below and in the Bring-Down Release and the other promises made by Executive herein, Company will pay to Executive the gross amount of the payment that Executive would have been eligible to receive for calendar year 2025 under the AIP as though Executive’s employment had not terminated on the Separation Date but had continued through and until the date that Company pays incentive compensation to active employees under the AIP for calendar year 2025 in the ordinary course of its business. Company will pay this amount, which cannot be precisely calculated as of the Effective Date (or the Separation Date) but which will be determined in accordance with the terms of the AIP and this Agreement, to Executive in a single, lump sum payment, less applicable federal, state, and local tax withholdings, within ten (10) business days after the date that Company issues AIP incentive compensation payments for calendar year 2025 to Company’s active employees in the ordinary course of Company’s business, via direct deposit (if Executive is enrolled in direct deposit) or via manual check (if Executive is not enrolled in direct deposit).

(b) Executive agrees that Company shall not be liable for any tax obligations Executive may incur with respect to any payments to be made under this Agreement, and Executive agrees to hold Company harmless therefrom. Executive further agrees to defend, indemnify, protect, and hold harmless Company and the Released Parties (as defined below in Paragraph 5) from any efforts by any governmental authority that may seek to collect from Company or the any of the Released Parties any taxes owed by Executive related to any payments made pursuant to this Agreement. Executive understands and agrees that Company will cause a Form W-2 to be issued to Executive for calendar year 2025 that includes the gross amount of the payment set forth in Paragraphs 3(a)(i) and 3(a)(iii).

(c) To the extent not already paid, upon or following the Separation Date, Company shall pay or provide to Executive any earned but unpaid salary, any expense reimbursements owed to Executive and any vested amount accrued and arising from Executive’s participation in, or vested benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Except as otherwise provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or as specifically provided in this Agreement, all of Executive’s rights to salary, benefits and other amounts (if any) shall cease on the Separation Date. Except as expressly set forth in Paragraph 3,

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Executive will not receive any severance, termination or other payments in connection with Executive’s separation from Company at any time.

4. Adequate Consideration. Executive acknowledges and agrees that the consideration set forth in Paragraph 3(a) of this Agreement (including its subparts) is adequate consideration for the release set forth in Paragraph 5 herein and the Bring-Down Release, and all other promises, covenants, and agreements made by Executive in this Agreement.

5. Release of All Claims. Executive, for Executive, Executive’s spouse (if any), on behalf of their marital community (if any), and on behalf of their respective heirs; issue; estate; representatives; executors; and successors and assigns of each of the foregoing (herein collectively referred to in this Paragraph 5 as “Executive”), hereby fully, forever, irrevocably, and unconditionally releases and discharges Company, including Company’s past and present officers; directors; managers; partners; shareholders; members; managers; parents, subsidiaries, and affiliates (including, but not limited to, StandardAero, Inc.; Dynasty Intermediate Co., Inc.; Dynasty Acquisition Co., Inc.; The Carlyle Group and its affiliates; StandardAero Holding Corp.; StandardAero Aviation Holdings, Inc.; Standard Aero Holdings, Inc.; Associated Air Center, Inc.; PTS Aviation, LLC; International Governor Services, LLC; PAS Technologies, Inc.; Barrett Turbine Engine Company; StandardAero Atlantic USA, Inc.; Jet Aviation Specialists, LLC; Repair Co., Inc.; Accel Aviation Accessories, LLC; Safe Fuel Systems, LLC; B&E Aircraft Component Repair, Inc.; EB Airfoils, LLC; Electron Beam Development, LLC; Western Jet Aviation, Inc.; Western Jet Leasing, LLC; Aero Turbine, Inc.; StandardAero Business Aviation Services, LLC; Dallas Airmotive, Inc.; Standard Aero Canada, Inc.; StandardAero (Alliance), Inc.; Standard Aero (San Antonio) Inc.; StandardAero (UK) Holdings Ltd.; StandardAero Nova Scotia Company; SAComponent Services (Ireland) Holding Limited; Vector Aerospace Africa (Proprietary) Limited; and all domestic and foreign subsidiaries and affiliates of each of the foregoing); successors; assigns; predecessors; agents; insurers; employees; representatives; lawyers; administrators; and all persons acting by, through, under, or in concert with them (collectively, the “Released Parties”), from any and all claims which Executive has now or may have against them, or any of them, which arose or could have arisen out of any act or omission occurring from the beginning of time to the Effective Date of this Agreement, whether now known or unknown, asserted or unasserted. This release includes, but is not limited to, any and all claims brought or that could be brought pursuant to or under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement and Income Security Act (ERISA), the Comprehensive Omnibus Budget Reconciliation Act (COBRA), the Worker Adjustment and Retraining Notification (WARN) Act, the Family and Medical Leave Act, the Equal Pay Act, the Ohio Constitution, the Ohio Civil Rights Act, Ohio’s equal pay statute, the Ohio wage payment anti-retaliation statute, Ohio’s Whistleblower’s Protection Act, the Ohio Minimum Fair Wage Standards Act, Ohio’s Miscellaneous Labor Provisions, R.C. 4113.01 to 4113.99, the Ohio Workers’ Compensation anti-retaliation statute, or any other statute set forth in the United States Code, in the Ohio Revised Code, or in any provision of any other state’s laws, or in any local or municipal statute, ordinance, or regulation, all as amended, that pertains or relates to, or otherwise touches upon, the employment relationship or the relationship between Executive and Company, as well as any and all actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, promissory estoppel, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims, including, but not limited to, assault, battery, false imprisonment, intentional interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision, or retention, defamation, libel, slander, intentional or negligent misrepresentation, tortious interference, fraud, fraudulent concealment, and any and all claims under any other laws and regulations relating to hiring, employment, employment termination, employment discrimination, harassment, and/or retaliation, wages, hours, bonuses, commissions, expense reimbursement, deductions from pay, employee benefits, compensation, sexual harassment, and any and all claims for attorneys’ fees and costs, pursuant to or arising under any federal, state, or local statute, law, regulation, ordinance, or order. This release of claims expressly includes, but is not limited to, any and all claims, both known and unknown, arising out of and/or in any way related to Executive’s employment with Company, including but not limited to claims arising out of or relating to the circumstances of Executive’s separation from employment with Company, and any and all other matters between Executive and Company or any of the Released Parties, up to the Effective Date of this Agreement.

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However, by signing this Agreement, Executive does not waive any rights or claims that may arise after the Effective Date of this Agreement, nor does Executive waive any vested rights Executive may have, if any, under any Company-sponsored group benefit plan, or any rights or claims that cannot be waived as a matter of law.

6. No Pending Claims. Executive represents and warrants that there are no claims, charges, complaints, lawsuits, actions, or any similar matters of any kind filed or reported by Executive or on Executive’s behalf presently pending against Company or any of the Released Parties, in any forum whatsoever, including, without limitation, any federal or state court, or before any federal, state, or local administrative agency, including, but not limited to, the U.S. Equal Employment Opportunity Commission (“EEOC”), the U.S. Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), or the Ohio Civil Rights Commission (“OCRC”).

7. Covenant Not to Sue. Executive specifically covenants not to file or report any claims, charges, complaints, lawsuits, actions, or any similar matters of any kind, on Executive’s own behalf or in any class, collective, or representative capacity, in any state or federal court or before any federal, state, or local administrative agency, board, or governing body, against Company or any of the Released Parties on and/or for any and all of the claims released by this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit Executive from reporting, in good faith, violations of federal or state law or regulation to any governmental agency or entity, including, without limitation, the EEOC, DOL, NLRB, OCRC, or any other federal or state agency, or making other disclosures that are protected under any applicable whistleblower provisions of federal or state law or regulation, provided, however, that Executive disclaims and waives any right to recover monetary damages of any kind or any other any individual relief as a result of any charge, complaint, lawsuit, or report of noncompliance or violations filed or reported by Executive or by anyone else on Executive’s behalf with any such agency or in a lawsuit filed by such agency, or as a member of any class or collective in a class or collective action. Executive does not need the prior authorization of Company to make any such reports or disclosures and Executive is not required to notify Company that Executive has made such reports or disclosures. Executive specifically represents, warrants, and confirms that Executive has no known workplace injuries or occupational diseases which may be compensable under Ohio’s (or any other state’s) workers’ compensation laws, and that, if requested and eligible, Executive was provided and not denied any leave requested or any other rights under the Family and Medical Leave Act or any state law equivalent, or any other applicable law providing for leave benefits.

8. Preclusive Effect of Agreement. Executive understands and agrees that, except as provided in Paragraph 7, this Agreement may be pled as a complete bar to any claim, charge, complaint, lawsuit, or action before any court or administrative body with respect to any claim, charge, complaint, lawsuit, or action under federal, state, local, or other law relating to any possible claim that existed or may have existed against Company and Released Parties, or any of them, arising out of any event occurring from the beginning of time through the Effective Date of this Agreement.

9. Post-Employment Statements. Executive agrees that Executive will not make, directly or indirectly (including by or through electronic means), in Executive’s own name, by or through any representative, or anonymously, any disparaging, defamatory, slanderous, libelous, or knowingly and maliciously false statement to any third person or party concerning or relating to Company or any of the Released Parties, where the purpose of any such statement or statements is intended, or would reasonably be interpreted to be intended, to cause harm to Company or any of the Released Parties, including, but not limited to, any such statement or statements that are intended, or would reasonably be interpreted to be intended, to cause harm to the actual or perceived character, integrity, morality, business acumen, business condition, or business abilities of, or to the products manufactured or sold or the services offered by, those entities or individuals, provided, however, nothing in this Paragraph 9 shall prohibit Executive from making any truthful statement pursuant to legal process (for example, in response to a valid subpoena or when testifying under oath in a deposition) or to any government entity or agent.

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10. Non-Admission. Execution of this Agreement and compliance with its terms shall not be considered or deemed an admission by Company of any liability whatsoever, or as an admission by Company of any violation of Executive’s rights or the rights of any other person, a violation of any order, law, statute, or duty, or breach of any duty owed to Executive or any other person. Company specifically disclaims any and all such liability.

11. Dispute Resolution.

(a) In the event a dispute arises between the Parties relating to Executive’s employment with Company or with any of its affiliates, or over or concerning the terms, conditions, or obligations set forth in any agreement between Executive and Company, including but not limited to this Agreement or the Equity Agreements, the Parties agree to submit any such dispute, other than claims for injunctive relief, to private, confidential, binding arbitration pursuant the Federal Arbitration Act. A Party shall initiate the arbitration process by delivering a written request for arbitration to the non-initiating Party within the time limits which would apply to the filing of a civil complaint in an Ohio state court. A late request will be void. If the Parties are unable to agree upon a single neutral arbitrator currently licensed to practice law within a period of ten (10) calendar days, the Parties will request a list of arbitrators from JAMS. An arbitrator shall thereafter be selected off of this list using the process of alternate strikes, with Executive having the first strike. The arbitrator shall be bound by the provisions and procedures set forth in the then-current JAMS Employment Arbitration Rules and Procedures.

(b) The arbitrator shall determine the prevailing Party in the arbitration. All administrative expenses of arbitration, e.g., arbitrator’s fees, court reporter fees, etc., will be borne equally by both Parties. The arbitrator shall have the authority to order any legal and equitable remedy which would be available in a civil or administrative action on the claim(s) at issue, and may award to the prevailing Party any portion of its fees and expenses, including attorney’s fees and costs, to the extent permitted under applicable law, but except as may be otherwise provided by the arbitrator, each Party shall bear its own respective attorneys’ fees and costs.

(c) Although arbitration shall be the exclusive means of resolving any dispute(s) arising under or listed in this Agreement or otherwise related to the Executive’s employment with Company, and no other action shall be brought in any court or administrative forum for such disputes, nothing in this Paragraph 14 shall prevent, prohibit, or discourage Executive from filing a charge with, or participating in an investigation by, the NLRB, EEOC, DOL, OCRC, or any other federal, state, or local fair employment practices or civil rights agency or any other administrative agency or governmental body possessing jurisdiction over employment-related claims (although if such a claim is pursued following the exhaustion of such administrative remedies, that claim would be subject to these provisions).

(d) Except as otherwise required under applicable law, the Parties expressly intend and agree that (i) class action, collective action, and representative action procedures shall not be asserted, nor will they apply, in any arbitration proceeding pursuant to this Agreement; (ii) Executive will not assert any class action, collective action, or representative action claims against Company in arbitration or otherwise; and (iii) Executive shall only submit Executive’s own individual claims in arbitration and will not seek to represent the interests of any other person.

(e) THIS ARBITRATION PROVISION IS A WAIVER OF ALL RIGHTS TO A CIVIL JURY OR BENCH TRIAL FOR ALL CLAIMS RELATED TO EXECUTIVE’S EMPLOYMENT WITH CPMPANY, TO THE EXTENT ALLOWED BY LAW.

(f) It is expressly understood and agreed by the Parties that the provisions in this Paragraph 11 relating to dispute resolution are intended to and shall supersede the provisions relating to dispute resolution set forth in the Arbitration Agreement to the extent the terms herein conflict with any terms set forth in the Arbitration Agreement.

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12. Amendment. This Agreement shall be binding upon the Parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by all Parties to this Agreement.

13. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof. Except as provided by Paragraph 14 below, this Agreement supersedes any prior agreements, representations, promises, and understandings between the Parties, and all prior negotiations, agreements, discussions, promises, and understandings are merged in this Agreement.

14. Continuing Obligations. Notwithstanding the provisions of Paragraph 13 above, it is expressly understood by Executive and agreed between the Parties that provisions in the Confidentiality Agreement and in the Restrictive Covenant Agreements that contemplate obligations on the part of Executive after Executive’s employment with Company terminates shall survive the termination of Executive’s employment with Company and shall continue to apply to, bind, and obligate Executive on the terms and conditions as set forth in those agreements. Executive expressly acknowledges and agrees to comply with those obligations, which include, but are not limited to, maintaining the confidentiality of and not improperly disclosing confidential Company information or confidential information of the Released Parties and refraining from competing with Company and the Released Parties on the terms set forth in the Confidentiality Agreement and the Restrictive Covenant Agreements.

15. Governing Law. This Agreement shall be governed by the laws of the State of Arizona, without regard to the conflicts of laws principles thereof.

16. Counterparts/Facsimile Signatures. This Agreement may be signed in original or in counterparts. Each counterpart shall be deemed an original and, taken together, the counterparts shall constitute one and the same agreement, which shall be binding and effective. Electronic signatures transmitted via Adobe Acrobat .pdf file format or via DocuSign or similar electronic signature platform shall be sufficient and fully binding.

17. Severability. Should any provision in this Agreement be declared or determined by a court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement; provided, however, that if Paragraph 5 of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable, this Agreement shall be voidable at the sole option of Company.

18. Waiver. The failure of a Party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver of any provision of this Agreement must be in a written instrument signed and delivered by the Party waiving the provision.

19. Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

20. Construction. The Parties hereto acknowledge and agree that each Party has participated or had the opportunity to participate in the drafting of this Agreement, that each Party has had the opportunity to have this document reviewed by the respective legal counsel for the Parties hereto, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any Party shall be drawn from the fact that one Party has drafted any portion hereof.

21. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of, as applicable, Executive’s and Company’s respective successors, assigns, heirs, estates, and representatives.

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22. Attorneys’ Fees and Costs. Executive and Company agree that each Party will bear that Party’s own costs and attorneys’ fees, if any, in connection with all matters related to Executive’s separation from employment with Company and the negotiation and execution of this Agreement. In the event of any claim, controversy, or dispute arising out of or relating to this Agreement, or the breach hereof, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and taxable and non-taxable costs in connection with any court proceeding or arbitration.

23. Return of Company Property. Executive agrees that no later than the Separation Date, the Executive shall return to Company all property of Company or any of its affiliates in Executive’s possession, including, without limitation, all files, spreadsheets, notes, reports, plans, presentations, product information, service information, records, documents, or copies of the foregoing, as well as all computers, laptops, or similar electronic devices and associated peripheral devices (including, without limitation, any removable storage media such as external hard drives or thumb drives), other office equipment, smartphones, security cards and/or identification cards, credit cards, keys, and any other such Company or Company affiliates’ property in Executive’s possession. Executive further acknowledges and agrees that no later than the Separation Date, Executive shall delete all Company and Company affiliates’ information from any of Executive’s personal electronic devices or accounts (including, without limitation, from any personally owned smartphone, iPad or similar device, from any personal laptop computer, and from any cloud-based storage accounts). Executive acknowledges and agrees that the obligation to return Company and Company affiliates’ property is ongoing and that Executive will promptly return any such property Executive discovers to be in Executive’s possession after the Separation Date.

24. Cooperation. Executive acknowledges and agrees that Company and certain of the Released Parties may be subject to claims or pending litigation as to which Executive may possess relevant personal knowledge. For a reasonable period following the Separation Date, Executive agrees to provide reasonable cooperation to Company, its investigators, and its attorneys with respect to any investigation, defense, or prosecution of any legal claims that may currently exist or may arise in the future, regardless of their nature. Such reasonable cooperation includes, but is not limited to, providing information, providing written statements and declarations, producing and reviewing documents, and preparing for and testifying truthfully before any court, arbitrator or arbitration panel, tribunal, government agency or deposition officer. Company shall promptly reimburse Executive for Executive’s reasonable pre-approved out-of-pocket expenses associated with any requested compliance with this Paragraph 24. Executive further agrees to not communicate in any manner or means with any current or former employee of Company or any of the Released Parties or such current or former employees’ legal counsel regarding Company, except Executive may communicate regarding such matters with Company’s legal counsel, with Executive’s separate legal counsel (if any), and with government investigators or regulators or law enforcement officials if requested to do so. In any matter which could reasonably result in civil litigation, Executive shall refrain from and refuse to provide any information to any person without first contacting and consulting with StandardAero’s Chief Legal Officer, regardless of whether any litigation is pending. If contacted by any person in such a matter which could reasonably result in civil litigation, Executive shall respond that Company is represented by legal counsel and that any inquiry concerning Company should be directed to StandardAero’s Chief Legal Officer. In any criminal matter, Executive is encouraged to consult with Company’s Chief Legal Officer or his designee prior to responding to any request for information from any source in order to preserve any privileged information and, if necessary, to arrange for the appointment of separate legal counsel. Company agrees that it shall make its legal counsel reasonably available upon Executive’s request and shall not unreasonably delay or withhold in providing Executive with an opportunity for any consultation required to be initiated by Executive under this Paragraph 24. Executive shall not disclose the substance of any communication with Company’s attorneys or any person acting under the direction and control of Company’s attorneys to any persons other than StandardAero’s Chief Legal Officer or his designee without the prior written consent of StandardAero’s Chief Legal Officer.

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EXECUTED as of the date written below.

/s/ Kim J Ashmun Kimberly Ashmun Dated: November 3, 2025	STANDARDAERO COMPONENT SERVICES, INC. By: Malisa Chambliss Its: Chief Human Resources Officer Dated: November 3, 2025

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Exhibit A

Equity Award Table

Original Grant Date	Type of Award (1)	Total Number of Shares subject to Award	Specified Portion	Forfeited Portion
9/15/2022	Restricted Shares	249,402	207,315	42,087
8/3/2023	Restricted Shares	21,123	0	21,123
11/23/2024	Restricted Stock Units	75,000	0	75,000
4/15/2025	Options	27,156	0	27,156
4/15/2025	Restricted Stock Units	12,296	0	12,296

(1)
Each LTIP Award relates to shares of common stock of Parent.

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Exhibit B

Bring-Down Release

Reference is hereby made to the Separation Agreement and Waiver and General Release of All Claims (the “Separation Agreement”) executed by Kimberly Ashmun (“Executive”) on November 3, 2025. Capitalized terms used but not defined herein have the meanings set forth in the Separation Agreement.

For and in consideration of the payments and benefits due to the undersigned under the Separation Agreement (including, without limitation, the payments under Paragraph 3 thereof), and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Executive, on Executive’s own behalf and on behalf of Executive’s spouse (if any), on behalf of their marital community (if any), and on behalf of their respective heirs; issue; estate; representatives; executors; and successors and assigns of each of the foregoing (herein collectively referred to in this Bring Down Release as “Executive”), other than with respect to the Retained Claims, hereby fully, forever, irrevocably, and unconditionally releases and discharges the Released Parties, from any and all claims which Executive has now or may have against them, or any of them, which arose or could have arisen out of any act or omission occurring from the beginning of time to the date this Bring-Down Release became effective and irrevocable, whether now known or unknown, asserted or unasserted. This release includes, but is not limited to, any and all claims brought or that could be brought pursuant to or under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991; 42 U.S.C. § 1981; the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act; the Fair Labor Standards Act, the Employee Retirement and Income Security Act (ERISA), the Comprehensive Omnibus Budget Reconciliation Act (COBRA), the Worker Adjustment and Retraining Notification (WARN) Act, the Family and Medical Leave Act, the Equal Pay Act, the Ohio Constitution, the Ohio Civil Rights Act, Ohio’s equal pay statute, the Ohio wage payment anti-retaliation statute, Ohio’s Whistleblower’s Protection Act, the Ohio Minimum Fair Wage Standards Act, Ohio’s Miscellaneous Labor Provisions, R.C. 4113.01 to 4113.99, the Ohio Workers’ Compensation anti-retaliation statute, or any other statute set forth in the United States Code, in the Ohio Revised Code, or in any provision of any other state’s laws, or in any local or municipal statute, ordinance, or regulation, all as amended, that pertains or relates to, or otherwise touches upon, the employment relationship or the relationship between Executive and Company, as well as any and all actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, promissory estoppel, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims, including, but not limited to, assault, battery, false imprisonment, intentional interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision, or retention, defamation, libel, slander, intentional or negligent misrepresentation, tortious interference, fraud, fraudulent concealment, and any and all claims under any other laws and regulations relating to hiring, employment, employment termination, employment discrimination, harassment, and/or retaliation, wages, hours, bonuses, commissions, expense reimbursement, deductions from pay, employee benefits, compensation, sexual harassment, and any and all claims for attorneys’ fees and costs, pursuant to or arising under any federal, state, or local statute, law, regulation, ordinance, or order. This release of claims expressly includes, but is not limited to, any and all claims, both known and unknown, arising out of and/or in any way related to Executive’s employment with Company, including but not limited to claims arising out of or relating to the circumstances of Executive’s separation from employment with Company, and any and all other matters between Executive and Company or any of the Released Parties, up to the execution of this Bring-Down Release. However, by signing this Bring-Down Release, Executive does not waive any rights or claims that may arise after the execution of this Bring-Down Release, nor does Executive waive any vested rights Executive may have, if any, under any Company-sponsored group benefit plan, or any rights or claims that cannot be waived as a matter of law.

Executive acknowledges and agrees that, as of the date Executive signed this Bring-Down Release, Executive has received from Company all compensation to which Executive is entitled for services provided to Company through the Separation Date, including, but not limited to, accrued but unused vacation pay, paid time off, or banked leave, if any, in accordance with Company policy and applicable law. Executive further acknowledges and agrees that Executive is not entitled to, or, as of the date Executive signed this Bring-Down Release, already had received, reimbursement from Company of all reasonable business expenses incurred by Executive through the Separation Date, if any, in accordance with Company’s policy concerning expense reimbursement. By signing below, Executive expressly authorizes Company to deduct all amounts owed by Executive to Company, if any, including, but not limited to, any unpaid employee loans or personal expenses

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charged to any Company account, from Executive’s final wages and from any consideration provided for under the terms of this Bring-Down Release.

Notwithstanding the foregoing, nothing in this Bring-Down Release shall be construed to prohibit Executive from reporting, in good faith, violations of federal or state law or regulation to any governmental agency or entity, including, without limitation, the EEOC, DOL, NLRB, OCRC, or any other federal or state agency, or making other disclosures that are protected under any applicable whistleblower provisions of federal or state law or regulation, provided, however, that Executive disclaims and waives any right to recover monetary damages of any kind or any other any individual relief as a result of any charge, complaint, lawsuit, or report of noncompliance or violations filed or reported by Executive or by anyone else on Executive’s behalf with any such agency or in a lawsuit filed by such agency, or as a member of any class or collective in a class or collective action. Executive does not need the prior authorization of Company to make any such reports or disclosures and Executive is not required to notify Company that Executive has made such reports or disclosures.

Executive represents and warrants that Executive was advised by Company to consult with an attorney of Executive’s own choosing concerning the provisions set forth herein, and that Executive has thoroughly discussed all aspects of this Bring-Down Release with counsel of Executive’s choosing or that Executive had the opportunity to do so. Executive further represents and warrants that Executive has carefully read and fully understands all of the provisions of this Bring-Down Release, including the fact that Executive is releasing all claims and potential claims against Company and the Released Parties, and that Executive is entering into this Bring-Down Release, without coercion, and with full knowledge of its significance and the legal consequences thereof. Executive represents and warrants that, as part of this Bring-Down Release, Executive is knowingly and voluntarily releasing and waiving any claims Executive believes Executive may have under the Age Discrimination in Employment Act and that this waiver and release is knowing and voluntary. Executive is hereby advised that Executive has twenty-one (21) days from the date this Bring-Down Release was first presented to Executive to consider this Bring-Down Release. If Executive executes this Bring-Down Release before the expiration of this twenty-one (21) day period, Executive acknowledges that Executive has done so for the purpose of expediting the payment of the consideration provided for herein, and that Executive has expressly waived Executive’s right to take twenty-one (21) days to consider this Bring-Down Release. Executive has not been forced or pressured in any manner whatsoever to sign this Bring Down Release, and the Executive agrees to all of its terms voluntarily.

Executive may revoke this Bring-Down Release for a period of seven (7) days after Executive signs it (the “Revocation Period”). Executive agrees that if Executive elects to revoke this Bring-Down Release, Executive will notify Company, in writing, directed to StandardAero’s Chief Legal Officer, on or before the expiration of the Revocation Period. Company’s receipt of proper and timely notice of revocation by Executive in accordance with this paragraph cancels and voids this Bring-Down Release. Provided that Executive does not provide proper and timely notice of revocation, this Bring-Down Release will become effective upon the expiration of the Revocation Period.

This Bring-Down Release is final and binding and may only be amended in a writing signed by the Executive and a duly authorized officer of Company. Paragraphs 6 through 24 of the Separation Agreement will apply to this Bring-Down Release (and are hereby incorporated by reference) as if fully set forth herein, mutatis mutandis. For the avoidance of doubt, this Bring-Down Release does not replace or in any way limit the general release and waiver in Paragraph 5 of the Separation Agreement.

/s/ Kim J Ashmun

Kimberly Ashmun

Dated: January 6, 2025

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